Exhibit 99.1

OCSI Glick JV LLC
(a limited liability company)

Consolidated Financial Statements

For the Fiscal Years Ended September 30, 2018, 2017 and 2016

OCSI Glick JV LLC

Report of Independent Auditors

To the Board of Directors of OCSI Glick JV LLC

We have audited the accompanying consolidated financial statements of OCSI Glick JV LLC, which comprise the consolidated statement of assets, liabilities and members’ capital, including the consolidated schedule of investments, as of September 30, 2018, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OCSI Glick JV LLC at September 30, 2018, and the consolidated results of its operations, changes in its members’ capital and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
December 19, 2018

Report of Independent Auditors

To the Board of Directors of OCSI Glick JV LLC

We have audited the accompanying consolidated financial statements of OCSI Glick JV LLC (formerly known as FSFR Glick JV LLC) and its subsidiary (the “Fund”), which comprise the consolidated statements of operations, of changes in member’s capital and of cash flows for the year ended September 30, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the results of operations, changes in members’ capital, and cash flows of OCSI Glick JV LLC (formerly known as FSFR Glick JV LLC) and its subsidiary for the year ended September 30, 2016, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated statement of assets, liabilities and members' capital of OCSI Glick JV LLC (formerly known as FSFR Glick JV LLC), including the consolidated schedule of investments, as of September 30, 2017, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year then ended are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2017 financial statements to be audited and they are therefore not covered by this report.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 23, 2016

OCSI Glick JV LLC
Consolidated Statements of Assets, Liabilities and Members' Capital

	September 30, 2018	September 30, 2017*
ASSETS
Investments at fair value (cost September 30, 2018: $159,310,299; cost September 30, 2017: $116,978,489)	$160,260,951	$108,737,459
Cash and cash equivalents	2,055,935	13,891,899
Restricted cash	2,036,487	2,249,575
Due from portfolio companies	53,006	7,653
Interest receivable	654,108	234,006
Deferred financing costs	1,127,394	1,557,071
Total assets	$166,187,881	$126,677,663

LIABILITIES AND MEMBERS' CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$65,273	$160,601
Due to affiliate	36,655	—
Interest payable	2,578,380	2,440,588
Payables from unsettled transactions	996,244	—
Distribution payable	1,358,336	1,358,336
Senior credit facility payable	94,281,939	56,881,939
Subordinated notes payable at fair value (proceeds September 30, 2018: $75,874,536; proceeds September 30, 2017: $73,404,435)	66,871,054	65,836,199
Total liabilities	166,187,881	126,677,663
Members’ capital	—	—
Total liabilities and members’ capital	$166,187,881	$126,677,663

*Not covered by the predecessor auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC
Consolidated Statements of Operations

	Year ended September 30, 2018	Year ended September 30, 2017*	Year ended September 30, 2016
Investment income:
Interest income	$9,823,972	$11,148,203	$14,109,946
PIK interest income	—	53,620	33,170
Fee income	77,999	160,984	95,756
Total investment income	9,901,971	11,362,807	14,238,872
Expenses:
Interest expense	11,433,877	11,055,880	10,780,919
Professional fees	171,759	175,353	152,534
General and administrative expenses	40,115	49,207	54,833
Total expenses	11,645,751	11,280,440	10,988,286
Net investment income (loss)	(1,743,780)	82,367	3,250,586
Net realized and unrealized gain (loss):
Net unrealized appreciation (depreciation) on investments and receivable from secured financing arrangement	9,191,682	(2,324,377)	(3,742,420)
Net realized loss on investments	(8,883,148)	(3,873,454)	(3,119,735)
Net unrealized (appreciation) depreciation on subordinated notes payable	1,435,246	(569,031)	7,574,694
Total net realized and unrealized gain (loss)	1,743,780	(6,766,862)	712,539
Net increase (decrease) in members’ capital resulting from operations	$—	$(6,684,495)	$3,963,125

*Not covered by the predecessor auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC
Consolidated Statements of Changes in Members’ Capital

	Oaktree Strategic Income Corporation	GF Equity Funding 2014 LLC	Total Members’ Capital
Members’ capital, September 30, 2015	$4,476,824	$639,546	$5,116,370
Capital contributions	1,229,375	175,625	1,405,000
Distributions	(2,712,500)	(387,500)	(3,100,000)
Net increase in members' capital resulting from operations	3,467,734	495,391	3,963,125
Members’ capital, September 30, 2016	$6,461,433	$923,062	$7,384,495
Distributions*	(612,500)	(87,500)	(700,000)
Net decrease in members' capital resulting from operations*	(5,848,933)	(835,562)	(6,684,495)
Members’ capital, September 30, 2017*	$—	$—	$—
Net increase (decrease) in members' capital resulting from operations	—	—	—
Members’ capital, September 30, 2018	$—	$—	$—
Remaining capital commitment, September 30, 2018	$1,638,249	$234,036	$1,872,285

*Not covered by the predecessor auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC
Consolidated Statements of Cash Flows

	Year ended September 30, 2018	Year ended September 30, 2017*	Year ended September 30, 2016
Cash flows from operating activities:
Net increase (decrease) in members' capital resulting from operations	$—	$(6,684,495)	$3,963,125
Adjustments to reconcile net increase (decrease) in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Net unrealized (appreciation) depreciation on investments and receivable from secured financing arrangement	(9,191,682)	2,324,377	3,742,420
Net realized loss on investments	8,883,148	3,873,454	3,119,735
Net unrealized appreciation (depreciation) on subordinated notes payable	(1,435,246)	569,031	(7,574,694)
PIK interest income	—	(53,620)	(33,170)
Accretion of original issue discount/premium on investments	(609,152)	(841,047)	(808,381)
Recognition of fee income	—	(2,306)	2,306
PIK interest expense	2,470,101	255,001	—
Amortization of deferred financing costs	435,927	283,103	283,104
Purchases of investments	(122,034,536)	(9,056,696)	(66,774,005)
Principal payments received on investments	59,674,325	68,343,987	52,870,383
Proceeds from sale of investments	11,754,405	20,368,037	3,123,705
Changes in operating assets and liabilities:
Increase in receivable from secured financing arrangement	—	—	(4,985,500)
(Increase) decrease in restricted cash	213,088	1,093,728	(1,155,170)
(Increase) decrease in receivable from unsettled transactions	—	952,591	(952,591)
Increase in due from portfolio companies	(45,353)	(7,653)	—
(Increase) decrease in interest receivable	(420,102)	88,762	(187,358)
Decrease in other assets	—	—	4,375
Increase (decrease) in interest payable	137,792	(85,602)	701,147
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(95,328)	30,582	100,019
Increase in due to affiliate	36,655	—	—
Increase in payables from unsettled transactions	996,244	—	—
Net cash provided by (used in) operating activities	(49,229,714)	81,451,234	(14,560,550)
Cash flows from financing activities:
Capital contributions received	—	—	1,282,500
Distributions paid	—	(806,243)	(2,470,421)
Issuance of subordinated notes	—	—	11,366,252
Borrowings under senior credit facility	51,900,000	—	—
Repayments under senior credit facility	(14,500,000)	(67,733,697)	2,235,000
Deferred financing costs paid	(6,250)	—	—
Net cash provided by (used in) financing activities	37,393,750	(68,539,940)	12,413,331
Net increase (decrease) in cash and cash equivalents	(11,835,964)	12,911,294	(2,147,219)
Cash and cash equivalents, beginning of period	13,891,899	980,605	3,127,824
Cash and cash equivalents, end of period	$2,055,935	$13,891,899	$980,605
Supplemental information:
Cash paid for interest	$8,390,056	$10,603,378	$9,796,668
Non-cash operating activities:
Non-cash exchange of investments	$—	$—	$1,225,000
Non-cash investment restructuring	$—	$—	$2,293,945
Non-cash purchases of investment	$—	$(4,985,500)	$—
Non-cash decrease in receivable from secured financing arrangement	$—	$4,985,500	$—
Non-cash financing activities:
Non-cash capital contributions	$—	$—	$122,500
Non-cash issuance of subordinated notes	$2,470,101	$255,001	$1,102,500
*Not covered by the predecessor auditor's report

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2018

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Cash Interest Rate (2)	Principal (4)	Cost	Fair Value
AI Ladder (Luxembourg) Subco S.a.r.l	International	Electrical components & equipment
First Lien Term Loan B, LIBOR+4.5% cash due 7/9/2025			7.02%	$5,000,000	$4,853,898	$5,029,700
					4,853,898	5,029,700
Air Newco LLC	International	IT consulting & other services
First Lien Term Loan B, LIBOR+4.75% cash due 5/31/2024 (5)			7.03%	7,500,000	7,481,250	7,575,000
					7,481,250	7,575,000
AL Midcoast Holdings LLC	Southwest	Oil & gas storage & transportation
First Lien Term Loan B, LIBOR+5.5% cash due 8/1/2025			7.84%	7,000,000	6,930,000	7,028,455
					6,930,000	7,028,455
Altice France S.A.	International	Integrated telecommunication services
First Lien Term Loan B13, LIBOR+4% cash due 8/14/2026			6.16%	3,000,000	2,925,338	2,982,855
					2,925,338	2,982,855
Alvogen Pharma US Inc.	Northeast	Pharmaceuticals
First Lien Term Loan B, LIBOR+4.75% (1% floor) cash due 4/1/2022			6.99%	6,875,051	6,875,051	6,942,358
					6,875,051	6,942,358
Ancile Solutions, Inc.	Northeast	Application software
First Lien Term Loan, LIBOR+7% (1% floor) cash due 6/30/2021(5)			9.39%	3,750,800	3,719,206	3,728,294
					3,719,206	3,728,294
Aptos, Inc.	Southeast	Computer & electronics retail
First Lien Term Loan, LIBOR+5.5% cash due 7/23/2025			7.74%	3,000,000	2,970,000	2,996,250
					2,970,000	2,996,250
Asset International, Inc.	Northeast	Research & consulting services
First Lien Term Loan, LIBOR+4.5% (1% floor) cash due 12/30/2024 (5)			6.89%	3,970,000	3,899,167	3,952,818
					3,899,167	3,952,818
Bison Midstream Holdings LLC	West	Oil & gas equipment & services
First Lien Term Loan B, LIBOR+4% cash due 5/21/2025			6.17%	4,987,500	4,963,823	4,971,914
					4,963,823	4,971,914
California Pizza Kitchen, Inc.	Northeast	Restaurants
First Lien Term Loan, LIBOR+6% (1% floor) cash due 8/23/2022			8.39%	4,900,000	4,888,197	4,777,500
					4,888,197	4,777,500
Chloe Ox Parent LLC	Southwest	Healthcare services
First Lien Term Loan, LIBOR+4.5% (1% floor) cash due 12/23/2024			6.89%	5,970,000	5,915,738	5,992,388
					5,915,738	5,992,388
CM Delaware LLC	International	Interactive media & services
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 3/18/2021 (5)			7.64%	2,053,658	2,052,561	2,002,316
					2,052,561	2,002,316

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2018

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Cash Interest Rate (2)	Principal (4)	Cost	Fair Value
Eton	Southeast	Research & consulting services
Second Lien Term Loan, LIBOR+7.5% cash due 5/1/2026			9.74%	$5,000,000	$4,976,145	$5,025,000
					4,976,145	5,025,000
Falmouth Group Holdings Corp.	West	Specialty chemicals
First Lien Term Loan B, LIBOR+6.75% (1% floor) cash due 12/13/2021 (5)			8.99%	4,330,233	4,295,307	4,330,288
					4,295,307	4,330,288
Gigamon, Inc.	West	Systems software
First Lien Term Loan, LIBOR+4.5% (1% floor) cash due 12/27/2024			6.89%	5,955,000	5,901,647	5,999,664
					5,901,647	5,999,664
IBC Capital Ltd.	International	Metal & glass containers
First Lien Term Loan B, LIBOR+3.75% cash due 9/11/2023			6.09%	4,975,000	4,962,562	5,015,421
					4,962,562	5,015,421
Indivior Finance S.a.r.l	International	Pharmaceuticals
First Lien Term Loan B, LIBOR+4.5% (1% floor) cash due 12/19/2022			6.85%	4,732,907	4,712,773	4,718,117
					4,712,773	4,718,117
Integro Parent, Inc.	Northeast	Insurance brokers
First Lien Term Loan, LIBOR+5.75% (1% floor) cash due 10/31/2022 (5)			8.07%	4,863,924	4,767,629	4,876,084
					4,767,629	4,876,084
McDermott Technology (Americas) Inc.	Southwest	Oil & gas equipment & services
First Lien Term Loan B, LIBOR+5% (1% floor) cash due 5/12/2025			7.24%	7,960,000	7,808,276	8,077,728
					7,808,276	8,077,728
MHE Intermediate Holdings, LLC	Midwest	Diversified support services
First Lien Term Loan B, LIBOR+5% (1% floor) cash due 3/8/2024 (5)			7.39%	4,186,250	4,119,789	4,147,707
Delayed Draw Term Loan, LIBOR+5% (1% floor) cash due 3/8/2024 (5)			7.39%	845,676	835,249	837,883
					4,955,038	4,985,590
Morphe LLC	Southwest	Personal products
First Lien Term Loan, LIBOR+6% (1% floor) cash due 2/10/2023 (5)			8.40%	3,412,500	3,382,166	3,412,500
					3,382,166	3,412,500
Northern Star Industries Inc.	Midwest	Electrical components & equipment
First Lien Term Loan B, LIBOR+4.75% (1% floor) cash due 3/31/2025 (5)			7.08%	5,472,500	5,447,047	5,479,341
					5,447,047	5,479,341
Novetta Solutions, LLC	Southeast	Application software
First Lien Term Loan, LIBOR+5% (1% floor) cash due 10/17/2022 (5)			7.25%	5,929,606	5,878,236	5,759,129
					5,878,236	5,759,129
OCI Beaumont LLC	Southwest	Commodity chemicals
First Lien Term Loan B, LIBOR+4.25% (1% floor) cash due 3/13/2025			6.39%	6,965,000	6,956,910	7,078,288
					6,956,910	7,078,288
R1 RCM Inc.	Midwest	Healthcare services
First Lien Term Loan B, LIBOR+5.25% cash due 5/8/2025 (5)			7.65%	7,000,000	6,800,665	7,017,500
					6,800,665	7,017,500

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2018

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Cash Interest Rate (2)	Principal (4)	Cost	Fair Value
RSC Acquisition, Inc.	Northeast	Trading companies & distributors
First Lien Term Loan, LIBOR+4.25% (1% floor) cash due 11/30/2022 (5)			6.71%	$3,889,854	$3,871,269	$3,880,130
					3,871,269	3,880,130
SHO Holding I Corporation	Southeast	Footwear
First Lien Term Loan, LIBOR+5% (1% floor) cash due 11/18/2022			7.34%	6,321,250	6,283,276	6,005,189
					6,283,276	6,005,189
Tribe Buyer LLC	Midwest	Human resource & employment services
First Lien Term Loan, LIBOR+4.5% (1% floor) cash due 2/16/2024			6.74%	5,939,699	5,926,444	5,984,248
					5,926,444	5,984,248
Unimin Corp.	Southwest	Oil & gas equipment & services
First Lien Term Loan, LIBOR+3.75% (1.00% floor) cash due 5/17/2025			6.14%	6,982,500	6,982,500	6,621,714
					6,982,500	6,621,714
Verra Mobility, Corp.	Southwest	Data processing & outsourced services
First Lien Term Loan B, LIBOR+3.75% (1% floor) cash due 2/28/2025			5.99%	4,977,494	4,957,752	5,008,602
					4,957,752	5,008,602
WP CPP Holdings, LLC	Midwest	Aerospace & defense
Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026			10.15%	3,000,000	2,970,428	3,006,570
					2,970,428	3,006,570
Total Portfolio Investments					$159,310,299	$160,260,951
Cash and Cash Equivalents					$2,055,935	$2,055,935
Total Portfolio Investments, Cash and Cash Equivalents					$161,366,234	$162,316,886

The accompanying notes are an integral part of these consolidated financial statements.

(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The interest rate on the principal balance outstanding for all floating rate loans is indexed to the London Interbank Offered Rate ("LIBOR") and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars. As of September 30, 2018, the reference rates for the Fund's variable rate loans were the 30-day LIBOR at 2.24%, the 60-day LIBOR at 2.29%, the 90-day LIBOR at 2.39%, the 180-day LIBOR at 2.59%, and the PRIME at 5.25%.

(3)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

(4)	Principal includes accumulated payment in kind ("PIK") interest and is net of repayments.
(5) As of September 30, 2018, these investments are categorized as Level 3 within the fair value hierarchy established by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), and were valued using significant unobservable inputs. All other investments are categorized as Level 2 as of September 30, 2018.

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2017 (not covered by auditor's report)

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Cash Interest Rate (2)	Principal (4)	Cost	Fair Value
Air Newco LLC	International	IT consulting & other services
First Lien Term Loan B, LIBOR+5.5% (1% floor) cash due 3/20/2022			6.82%	$8,160,622	$8,141,224	$8,099,417
					8,141,224	8,099,417
Ameritox Ltd. (5)	Northeast	Healthcare services
First Lien Term Loan, LIBOR+5% (1% floor) cash 3% PIK due 4/11/2021			6.33%	2,287,177	2,243,202	265,211
119,910.76 Class B Preferred Units in Ameritox Holdings II, LLC					119,911	—
368.96 Class A Common Units in Ameritox Holdings II, LLC					2,174,034	—
					4,537,147	265,211
Ancile Solutions, Inc.	Northeast	Internet software & services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 6/30/2021			8.33%	4,042,355	3,995,621	4,010,198
					3,995,621	4,010,198
Aptos, Inc.	West	Data processing & outsourced services
First Lien Term Loan B, LIBOR+6.75% (1% floor) cash due 9/1/2022			8.08%	7,920,000	7,790,262	7,840,800
					7,790,262	7,840,800
Beyond Trust Software, Inc.	Southwest	Application software
First Lien Term Loan, LIBOR+7% (1% floor) cash due 9/25/2019			8.33%	11,267,524	11,220,478	11,267,116
					11,220,478	11,267,116
California Pizza Kitchen, Inc.	Northeast	Restaurants
First Lien Term Loan, LIBOR+6% (1% floor) cash due 8/23/2022			7.24%	4,950,000	4,938,077	4,917,008
					4,938,077	4,917,008
Central Security Group, Inc.	Southwest	Specialized consumer services
First Lien Term Loan, LIBOR+5.625% (1% floor) cash due 10/6/2021			6.86%	3,876,067	3,880,408	3,892,211
					3,880,408	3,892,211
CM Delaware LLC	International	Advertising
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 3/18/2021			6.58%	2,075,162	2,073,617	2,064,786
					2,073,617	2,064,786
Compuware Corporation	Midwest	Internet software & services
First Lien Term Loan B3, LIBOR+4.25% (1% floor) cash due 12/15/2021			5.49%	6,279,920	6,225,992	6,358,419
					6,225,992	6,358,419
Falmouth Group Holdings Corp.	West	Specialty chemicals
First Lien Term Loan, LIBOR+6.75% (1% floor) cash due 12/13/2021			8.08%	4,610,174	4,572,990	4,610,400
					4,572,990	4,610,400
Integro Parent Inc.	Northeast	Insurance brokers
First Lien Term Loan, LIBOR+5.75% (1% floor) cash due 10/31/2022			7.06%	4,913,924	4,790,511	4,901,639
					4,790,511	4,901,639
Metamorph US 3, LLC (5)	Northeast	Internet software & services
First Lien Term Loan, LIBOR+5.5% (1% floor) 2% PIK cash due 12/1/2020			6.74%	6,825,900	6,477,372	2,592,115
					6,477,372	2,592,115

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2017 (not covered by auditor's report)

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Cash Interest Rate (2)	Principal (4)	Cost	Fair Value
MHE Intermediate Holdings, LLC	Midwest	Diversified support services
First Lien Term Loan B LIBOR+5% (1% floor) cash due 3/11/2024			6.33%	$4,228,750	$4,150,304	$4,228,752
Delayed Draw Term Loan LIBOR+5% (1% floor) cash due 3/11/2024			6.33%	667,510	635,208	667,510
					4,785,512	4,896,262
Motion Recruitment Partners LLC	Northeast	Human resources & employment services
First Lien Term Loan, LIBOR+6% (1% floor) cash due 2/13/2020			7.24%	8,659,650	8,659,646	8,659,223
					8,659,646	8,659,223
NAVEX Global, Inc.	West	Internet software & services
First Lien Term Loan, LIBOR+4.25% (1% floor) cash due 11/19/2021			5.49%	2,977,041	2,967,620	2,988,205
					2,967,620	2,988,205
New Trident Holdcorp, Inc.	Northeast	Healthcare services
First Lien Term Loan B, LIBOR+5.75% (1.25% floor) cash due 7/31/2019			7.08%	2,018,206	2,000,877	1,453,109
					2,000,877	1,453,109
Novetta Solutions, LLC	Southeast	Diversified support services
First Lien Term Loan, LIBOR+5% (1% floor) cash due 10/16/2022			6.34%	5,990,978	5,932,073	5,826,226
					5,932,073	5,826,226
Poseidon Merger Sub, Inc.	Northeast	Advertising
Second Lien Term Loan, LIBOR+8.5% (1% floor) cash due 8/15/2023			9.81%	3,000,000	2,933,633	3,030,000
					2,933,633	3,030,000
RSC Acquisition, Inc.	Northeast	Insurance brokers
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 11/30/2022			6.58%	3,930,134	3,912,198	3,890,832
					3,912,198	3,890,832
SHO Holding I Corporation	Southeast	Footwear
First Lien Term Loan, LIBOR+5% (1% floor) cash due 10/27/2022			6.24%	6,386,250	6,338,479	6,306,422
					6,338,479	6,306,422
TruckPro, LLC	Southeast	Auto parts & equipment
First Lien Term Loan, LIBOR+5% (1% floor) cash due 8/6/2018			6.24%	1,823,268	1,821,822	1,825,054
					1,821,822	1,825,054
Valet Merger Sub, Inc.	Southeast	Environmental & facilities services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 9/24/2021			8.24%	3,920,000	3,877,655	3,919,865
Incremental Term Loan, LIBOR+7% (1% floor) cash due 9/24/2021			8.24%	1,027,425	1,006,080	1,027,390
					4,883,735	4,947,255
Vubiquity, Inc.	West	Application software
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 8/12/2021			6.83%	4,126,500	4,099,195	4,095,551
					4,099,195	4,095,551
Total Portfolio Investments					$116,978,489	$108,737,459
Cash and Cash Equivalents
Wells Fargo Bank Institutional Money Market Fund					$9,351,820	$9,351,820
Other cash accounts					$4,540,079	$4,540,079
Total Cash and Cash Equivalents					$13,891,899	$13,891,899
Total Portfolio Investments, Cash and Cash Equivalents					$130,870,388	$122,629,358

The accompanying notes are an integral part of these consolidated financial statements.

OCSI Glick JV LLC
Consolidated Schedule of Investments
September 30, 2017 (not covered by auditor's report)

(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The interest rate on the principal balance outstanding for all floating rate loans is indexed to LIBOR and/or an alternate base rate (e.g. prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR or the alternate rate based on each respective credit agreement. The interest rate shown is the current interest rate as of September 30, 2017.

(3)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

(4)	Principal includes accumulated PIK interest and is net of repayments.

(5)	This investment was on cash non-accrual status as of September 30, 2017. Cash non-accrual status is inclusive of other non-cash income.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

1. ORGANIZATION AND BUSINESS PURPOSE

OCSI Glick JV LLC (together with its consolidated subsidiary, “OCSI Glick JV” or the "Fund” and formerly known as FSFR Glick JV LLC), a Delaware limited liability company ("LLC"), commenced operations on April 21, 2015 to primarily invest in senior secured loans of middle-market companies. The Fund is governed by an LLC agreement dated October 20, 2014 (as amended, the "LLC Agreement"). OCSI Glick JV Funding LLC (“Funding”), a consolidated, wholly-owned bankruptcy remote special purpose subsidiary of the Fund, was formed in connection with the closing of a senior secured credit facility, which facility was assigned to Deutsche Bank AG, New York branch on June 29, 2017 (the "Deutsche Bank Facility"). Funding was organized as an LLC under the laws of the State of Delaware.

The Fund has two members (collectively, the "Members"), Oaktree Strategic Income Corporation (“OCSI”) and GF Equity Funding 2014 LLC ("GF Equity Funding"). OCSI is a publicly traded business development company that is currently advised by Oaktree Capital Management, L.P., a registered investment adviser. The Fund is managed by a four person board of directors, two of whom are selected by OCSI and two of whom are selected by GF Equity Funding. OCSI Glick JV is capitalized as transactions are completed by the Members in exchange for LLC equity interests and by OCSI and GF Debt Funding 2014 LLC ("GF Debt Funding"), an entity advised by affiliates of GF Equity Funding, in exchange for funding under subordinated notes. All portfolio decisions and investment decisions in respect of the Fund must be approved by the OCSI Glick JV investment committee, which consists of one representative selected by OCSI and one representative selected by GF Equity Funding (with approval from a representative of each required).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Fund’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Fund is considered an investment company under FASB ASC Topic 946, Financial Services - Investment Companies ("ASC 946").

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions affecting amounts reported in the financial statements and accompanying notes. These estimates are based on the information that is currently available to the Fund and on various other assumptions that the Fund believes to be reasonable under the circumstances. Changes in the economic and political environments, financial markets and any other parameters used in determining these estimates could cause actual results to differ and such differences could be material. Significant estimates include the valuation of investments and revenue recognition.

Fair Value Measurements

The Fund values its investments in accordance with ASC 820, which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fund is required to report its investments for which current market values are not readily available at fair value. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. ASC 820 prioritizes the use of observable market prices over entity-specific inputs. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments' complexity.
Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

If inputs used to measure fair value fall into different levels of the fair value hierarchy, an investment's level is based on the lowest level of input that is significant to the fair value measurement. The Fund's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. This includes investment securities that are valued using "bid" and "ask" prices obtained from independent third party pricing services or directly from brokers. These investments may be classified as Level 3 because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustments for investment-specific factors or restrictions.

Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Fund obtains and analyzes readily available market quotations provided by pricing vendors and brokers for all of the Fund's investments for which quotations are available. In determining the fair value of a particular investment, pricing vendors and brokers use observable market information, including both binding and non-binding indicative quotations.

The Fund seeks to obtain at least two quotations for the subject or similar securities, typically from pricing vendors. If the Fund is unable to obtain two quotes from pricing vendors, or if the prices obtained from pricing vendors are not within the Fund's set threshold, the Fund seeks to obtain a quote directly from a broker making a market for the asset. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated. The Fund also performs back-testing of valuation information obtained from pricing vendors and brokers against actual prices received in transactions. In addition to ongoing monitoring and back-testing, the Fund performs due diligence procedures over pricing vendors to understand their methodology and controls to support their use in the valuation process. Generally, the Fund does not adjust any of the prices received from these sources.

If the quotations obtained from pricing vendors or brokers are determined to not be reliable or are not readily available, the
Fund values such investments using any of three different valuation techniques. The first valuation technique is the transaction precedent technique, which utilizes recent or expected future transactions of the investment to determine fair value, to the extent applicable. The second valuation technique is an analysis of the enterprise value ("EV") of the portfolio company. EV means the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The EV analysis is typically performed to determine (i) the value of equity investments (ii) whether there is credit impairment for debt investments and (iii) the value for debt investments that the Fund is deemed to control. To estimate the EV of a portfolio company, the Fund analyzes various factors, including the portfolio company’s historical and projected financial results, macroeconomic impacts on the company, and competitive dynamics in the company’s industry. The Fund also utilizes some or all of the following information based on the individual circumstances of the portfolio company: (i) valuations of comparable public companies, (ii) recent sales of private and public comparable companies in similar industries or having similar business or earnings characteristics, (iii) purchase price multiples as a multiple of their earnings or cash flow, (iv) the portfolio company’s ability to meet its forecasts and its business prospects, (v) a discounted cash flow analysis, (vi) estimated liquidation or collateral value of the portfolio company's assets and (vii) offers from third parties to buy the portfolio company. The Fund may probability weight potential sale outcomes with respect to a portfolio company when uncertainty exists as of the valuation date. The third valuation technique is a market yield technique, which is typically performed for non-credit impaired debt investments. In the market yield technique, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk, and the Fund considers the current contractual interest rate, the capital structure and other terms of the investment relative to risk of the company and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the EV of the portfolio company. As debt investments held by the Fund are substantially illiquid with no active transaction market, the Fund depends on primary market data, including newly funded transactions and industry specific market movements, as well as secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
In addition, the Fund has utilized independent valuation firms to provide valuation assistance for certain of the Fund's portfolio securities for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment.

Investment Transactions

Purchases and sales of investments, and the related realized gains and losses, are recorded on a trade-date basis, with the gains and losses reflected in the Fund's Consolidated Statements of Operations. The cost of an investment may include costs incurred by the Fund as part of the purchase of such investment.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

Investment Income

Interest income, adjusted for accretion of original issue discount ("OID"), is recorded on an accrual basis to the extent that such amounts are expected to be collected. The Fund stops accruing interest on investments when it is determined that interest is no longer collectible. Investments that are expected to pay regularly scheduled interest in cash are generally placed on non-accrual status when there is reasonable doubt that principal or interest cash payments will be collected. Cash interest payments received on investments may be recognized as income or a return of capital depending upon management’s judgment. A non-accrual investment is restored to accrual status if past due principal and interest are paid in cash, and the portfolio company, in management’s judgment, is likely to continue timely payment of its remaining obligations.

The Fund's investments in debt securities may contain PIK interest provisions. PIK interest, which represents contractually deferred interest added to the loan balance that is generally due at the end of the loan term, is generally recorded on the accrual basis to the extent such amounts are expected to be collected. The Fund generally ceases accruing PIK interest if there is insufficient value to support the accrual or if the Fund does not expect the portfolio company to be able to pay all principal and interest due. The Fund's decision to cease accruing PIK interest involves subjective judgments and determinations based on available information about a particular portfolio company, including whether the portfolio company is current with respect to its payment of principal and interest on its loans and debt securities; financial statements and financial projections for the portfolio company; the Fund's assessment of the portfolio company's business development success; information obtained by the Fund in connection with periodic formal update interviews with the portfolio company's management and, if appropriate, the private equity sponsor; and information about the general economic and market conditions in which the portfolio company operates. Based on this and other information, the Fund determines whether to cease accruing PIK interest on a loan or debt security. The Fund's determination to cease accruing PIK interest is generally made well before the Fund's full write-down of a loan or debt security. In addition, if it is subsequently determined that the Fund will not be able to collect any previously accrued PIK interest, the fair value of the loans or debt securities would be reduced by the amount of such previously accrued, but uncollectible, PIK interest. The accrual of PIK interest on the Fund’s debt investments increases the recorded cost bases of these investments in the Consolidated Financial Statements.

The Fund receives a variety of fees in the ordinary course of business, including amendment fees and prepayment fees that the Fund receives in connection with its debt investments. These fees are classified as fee income and recognized as earned.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash consist of demand deposits and highly liquid investments with maturities of three months or less, when acquired. The Fund places its cash, cash equivalents and restricted cash with financial institutions and, at times, cash held in bank accounts may exceed the Federal Deposit Insurance Corporation insurance limit. Cash and cash equivalents are classified as Level 1 assets and are included on the Fund's Consolidated Schedule of Investments.

As of September 30, 2018 and September 30, 2017, included in restricted cash was $2.0 million and $2.2 million, respectively, that was held at Wells Fargo Bank, National Association, in connection with the Deutsche Bank Facility. The Fund is restricted in terms of access to this cash until the occurrence of the periodic distributions dates and, in connection therewith, the Fund’s submittal of its required periodic reporting schedules and verifications of the Fund’s compliance with the terms of the credit agreement.

Due from Portfolio Companies:

Due from portfolio companies consists of amounts payable to the Fund from its portfolio companies, excluding those amounts attributable to interest receivable. These amounts are recognized as they become payable to the Fund (e.g., principal payments on the scheduled amortization payment date).

Interest Receivable

Interest receivable consists of interest due from the Fund’s portfolio companies as of the balance sheet date.

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing or amending of credit facilities and debt offerings. Deferred financing costs in connection with credit facilities are capitalized as an asset at the time of payment. Deferred financing costs in connection with all other debt arrangements are a direct deduction from the related debt liability at the time of payment. Deferred financing costs are amortized using the effective interest method over the terms of the respective debt arrangement. This amortization

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016 expense is included in interest expense in the Fund's Consolidated Statements of Operations. Upon early termination or modification of a credit facility, all or a portion of unamortized fees related to such facility may be accelerated into interest expense.

Payables From Unsettled Transactions

Payables from unsettled transactions consist of amounts payable by the Fund for transactions that have not settled at the reporting date.

Principles of Consolidation

The accompanying consolidated financial statements include all assets, liabilities, revenues, and expenses of OCSI Glick JV and Funding. OCSI Glick JV owns 100% of Funding. All intercompany balances and transactions have been eliminated in consolidation in conformity with GAAP.

Fair Value Option

The Fund elected the fair value option in accordance with FASB ASC Topic 825-10-25-1, Financial Instruments - Fair Value Option, for its subordinated notes payable which have aggregate proceeds of $75.9 million and a fair value of $66.9 million as of September 30, 2018 and have aggregate proceeds of $73.4 million and a fair value of $65.8 million as of September 30, 2017. The Fund believes that by electing the fair value option for these financial instruments, it provides consistent measurement of the Fund's investments which are carried at fair value. The Fund utilizes the enterprise value technique as discussed above to determine the fair value of the subordinated notes payable.

Income Taxes

The Fund is treated as a partnership for federal income tax purposes and is not subject to federal income tax, but may be subject to certain state taxes. Each Member is individually liable for taxes on its share of the Fund's ordinary income and capital gains. FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes (“ASC 740”), provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the Fund’s Consolidated Financial Statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current period. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof.  The Fund recognizes tax benefit of uncertain tax positions only where the position is "more-likely-than-not" to be sustained assuming examination by tax authorities. Management has analyzed the Fund's tax positions, and has concluded that no liability should be recorded related to uncertain tax positions for the 2018 tax year and does not expect this to change in the next 12 months. As of September 30, 2018, the 2017, 2016 and 2015 tax years remain subject to examination by major tax jurisdiction under the statute of limitations. The Fund identifies its major tax jurisdictions as U.S. Federal and California.

Allocations of Profits and Losses

Allocations of profit and loss will be allocated to each Member’s capital account on a pro rata basis in a manner consistent with the procedures outlined in the LLC Agreement.

Indemnifications

In the normal course of its business, the Fund enters into contracts and agreements with certain service providers, such as clearing and custody agents, trustees and administrators, that contain a variety of representations and warranties and which provide general indemnifications and guarantees against specified potential losses in connection with their activities as an agent of, or providing services to, the Fund. The Fund’s maximum exposure under these agreements is unknown, as this may involve future claims that could be made against the Fund and have not yet occurred. The Fund expects the risk of any future obligation under these arrangements to be remote and has not recorded any contingent liability in the financial statements for these indemnifications.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. In March 2016, the FASB issued

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

ASU 2016-08, Revenue from Contracts with Customers (Topic 606) - Principal versus Agent Considerations. This ASU is intended to clarify revenue recognition accounting when a third party is involved in providing goods or services to a customer. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing. This ASU is intended to clarify two aspects of Topic 606: identifying performance obligations and licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606) - Narrow-Scope Improvements and Practical Expedients. This ASU amends certain aspects of ASU 2014-09, addresses certain implementation issues identified and clarifies the new revenue standards’ core revenue recognition principles. The new standards will be effective for the Fund on October 1, 2019 and early adoption was permitted on the original effective date of January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The majority of Fund's revenues is accounted for under FASB ASC Topic 320, Investments - Debt and Equity Securities, which is excluded from this standard. The application of this guidance is not expected to have a material impact on the Fund’s Consolidated Financial Statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance is effective for annual periods beginning after December 15, 2018 and early adoption is permitted. The amendment should be adopted retrospectively. The Fund did not early adopt the new guidance during the year ended September 30, 2018. The new guidance is not expected to have a material effect on the Fund's Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which changes the fair value disclosure requirements. The new guidance includes new, eliminated and modified fair value disclosures. Among other requirements, the guidance requires disclosure of the range and weighted average of the significant unobservable inputs for Level 3 fair value measurements and the way it is calculated. The guidance also eliminated the following disclosures: (i) amount and reason for transfers between Level 1 and Level 2, (ii) policy for timing of transfers between levels of the fair value hierarchy and (iii) valuation processes for Level 3 fair value measurement. The guidance is effective for all entities for interim and annual periods beginning after December 15, 2019. Early adoption is permitted upon issuance of the guidance. The adoption of this guidance is not expected to have a material effect on the Fund’s financial statements.

3. RELATED-PARTY TRANSACTIONS

Pursuant to an administrative and loan services agreement (the “Administration Agreement”), an administrator (the "Administrator") provides certain administrative and other services necessary for the Fund to operate. Under the Administration Agreement, the Administrator, currently Oaktree Fund Administration, LLC, and for the periods prior to October 17, 2017, FSC CT LLC, provides administrative services for the Fund, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities and performs, or oversees the performance of, the Fund's required administrative services, which include being responsible for the financial records which the Fund is required to maintain and preparing financial statements in accordance with the LLC Agreement. In addition, the Administrator assists the Fund in overseeing the preparation and filing of the Fund's tax returns and generally overseeing the payment of Fund expenses and the performance of administrative and professional services rendered to the Fund by others. For providing these services, facilities and personnel, the Fund reimburses the Administrator the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Fund's allocable portion of the costs of compensation and related expenses of the Administrator's accounting and legal departments. Such reimbursement is at cost, with no profit to, or markup by, the Administrator. The Fund's allocable portion of the Administrator’s costs is determined based upon costs attributable to the Fund's operations versus costs attributable to the operations of other entities for which the Administrator provides administrative services. The Administration Agreement is terminable by either party without penalty upon 90 days’ written notice to the other party.

The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, the Administrator and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Fund for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of services under the Administration Agreement or otherwise as administrator for the Fund.

The Administrator did not charge the Fund for any allocable portion of expenses for the year ended September 30, 2018. The Fund incurred expenses under the Administration Agreement of $6,403 for the year ended September 30, 2017. The Fund's former Administrator did not charge the Fund for any allocable portion of expenses for the year ended September 30, 2016.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

As of September 30, 2018, $36,655 was included in “Due to affiliate” in the Statements of Assets, Liabilities and Members' Capital, reflecting the unpaid portion of reimbursable expenses payable to Oaktree Administrator. As of September 30, 2017, there was $59,601 of expenses payable to the former Administrator under the Administration Agreement.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the financial instruments carried at fair value as of September 30, 2018 by caption on the Fund's Consolidated Statements of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$160,260,951	$—	$103,261,954	$56,998,997
Total assets at fair value	$160,260,951	$—	$103,261,954	$56,998,997

Subordinated notes payable	$66,871,054	$—	$—	$66,871,054
Total liabilities at fair value	$66,871,054	$—	$—	$66,871,054

The following table presents the financial instruments carried at fair value as of September 30, 2017 by caption on the Fund's Consolidated Statements of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$108,737,459	$—	$1,453,109	$107,284,350
Equity investment	—	—	—	—
Cash and cash equivalents	13,891,899	13,891,899	—	—
Total assets at fair value	$122,629,358	$13,891,899	$1,453,109	$107,284,350

Subordinated notes payable	$65,836,199	$—	$—	$65,836,199
Total liabilities at fair value	$65,836,199	$—	$—	$65,836,199

All transfers between fair value hierarchy levels are recognized by the Fund at the beginning of each reporting period.

The following table provides a roll-forward in the changes in fair value for the year ended September 30, 2018 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets			Liabilities
	Senior secured debt investments	Equity Investment	Total	Subordinated notes payable
Fair value at October 1, 2017	$107,284,350	$—	$107,284,350	$65,836,199
Additions	27,314,536	—	27,314,536	2,470,101
Repayments and sales	(66,646,523)	—	(66,646,523)	—
Transfers out (a)	(11,223,430)	—	(11,223,430)	—
Accretion of original issue discount	444,405	—	444,405	—
Net unrealized appreciation (depreciation)	5,801,548	2,293,945	8,095,493	(1,435,246)
Realized loss on investments	(5,975,889)	(2,293,945)	(8,269,834)	—
Fair value as of September 30, 2018	$56,998,997	$—	$56,998,997	$66,871,054
Net unrealized appreciation relating to Level 3 assets and liabilities still held at September 30, 2018 and reported within net realized and unrealized gain (loss) in the Consolidated Statement of Operations for the year ended September 30, 2018	$295,664	$—	$295,664	$(1,435,246)
(a) There were transfers out of Level 3 to Level 2 for certain investments during the year ended September 30, 2018 as a result of an increased number of market quotes available.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

The following table provides a roll-forward in the changes in fair value for the year ended September 30, 2017 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets				Liabilities
	Senior secured debt investments	Equity Investment	Receivables from secured financing arrangement	Total	Subordinated notes payable
Fair value at October 1, 2016	$187,595,503	$1,112,717	$4,985,425	$193,693,645	$65,012,167
Additions	14,042,196	—	—	14,042,196	—
Repayments and sales	(88,688,872)	—	(4,985,500)	(93,674,372)	—
Transfers out (a)	(1,755,567)	—	—	(1,755,567)	—
Accretion of original issue discount	831,251	—	—	831,251	—
Net accrual of PIK interest income	53,620	—	—	53,620	255,001
Net change in unearned income	2,306	—	—	2,306	—
Net unrealized appreciation (depreciation)	(922,633)	(1,112,717)	75	(2,035,275)	569,031
Realized loss on investments	(3,873,454)	—	—	(3,873,454)	—
Fair value as of September 30, 2017	$107,284,350	$—	$—	$107,284,350	$65,836,199
Net unrealized depreciation relating to Level 3 assets and liabilities still held at September 30, 2017 and reported within net realized and unrealized gain (loss) in the Consolidated Statement of Operations for the year ended September 30, 2017	$(4,069,756)	$(1,112,717)	$—	$(5,182,473)	$569,031
(a) There was a transfer out of Level 3 to Level 2 for one investment during the year ended September 30, 2017 as a result of an increased number of market quotes available.

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2018 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$94,281,939	$94,281,939	$—	$—	$94,281,939
Total	$94,281,939	$94,281,939	$—	$—	$94,281,939

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2017 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$56,881,939	$56,881,939	$—	$—	$56,881,939
Total	$56,881,939	$56,881,939	$—	$—	$56,881,939

The carrying value of the senior credit facility payable, which is included in Level 3 of the hierarchy, approximates its fair value due to its floating rate characteristics.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

Significant Unobservable Inputs for Level 3 Investments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and subordinated notes payable, which are carried at fair value as of September 30, 2018:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Senior secured debt	$16,996,997	Market yield technique	Market yield	(b)	7.7%	-	10.9%	9.3%
	40,002,000	Broker Quotations	Broker quoted price	(c)	N/A	-	N/A	N/A
Total	$56,998,997

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (a)
Subordinated notes payable	$66,871,054	Enterprise value technique	N/A	(d)	N/A	-	N/A	N/A
Total	$66,871,054

(a)	Weighted averages are calculated based on fair value of investments.

(b)	Used when market participant would take into account market yield when pricing the investment.

(c)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

(d)
The Fund determined the value based on the total assets less the total liabilities senior to the subordinated notes issued by OCSI Glick JV in an amount not exceeding par under the enterprise value technique.

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and subordinated notes payable, which are carried at fair value as of September 30, 2017:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (c)
Senior secured debt	$41,420,454	Market yield technique	Capital structure premium	(a)	0.0%	-	2.0%	2.0%
			Tranche specific risk premium/(discount)	(a)	(0.5)%	-	1.0%	0.2%
			Size premium	(a)	0.0%	-	1.5%	1.0%
			Industry premium/(discount)	(a)	(0.5)%	-	0.2%	(0.1)%
	2,592,115	Enterprise value technique	Revenue multiple	(b)	0.6x	-	0.6x	0.6x
	265,211	Enterprise value technique	EBITDA multiple	(b)	0.1x	-	0.1x	0.1x
	63,006,570	Market quotations	Broker quoted price	(d)	N/A	-	N/A	N/A
Equity Investment	—	Enterprise value technique	EBITDA multiple	(b)	0.1x	-	0.1x	0.1x
Total	$107,284,350

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (b)
Subordinated notes payable	$65,836,199	Enterprise value technique	N/A	(e)	N/A	-	N/A	N/A
Total	$65,836,199

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

(a)	Used when market participant would take into account this premium or discount when pricing the investment.

(b)	Used when market participant would use such multiples when pricing the investment.

(c)	Weighted averages are calculated based on fair value of investment or subordinated note payable.

(d)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. The Fund evaluates the quotations provided by pricing vendors and brokers based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonably estimated.

(e)
The Fund determined the value based on the total assets less the total liabilities senior to the subordinated notes issued by OCSI Glick JV in an amount not exceeding par under the enterprise value technique.

The geographic composition is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business. The following tables show the portfolio composition by geographic region at cost and fair value as a percentage of total investments:

	September 30, 2018		September 30, 2017
Cost:
Southwest	$42,933,340	26.95%	$15,100,886	12.91%
Northeast	28,020,517	17.59%	42,245,082	36.11%
International	26,988,382	16.94%	10,214,841	8.74%
Midwest	26,099,642	16.38%	11,011,504	9.41%
Southeast	20,107,657	12.62%	18,976,109	16.22%
West	15,160,761	9.52%	19,430,067	16.61%
Total	$159,310,299	100.00%	$116,978,489	100.00%

	September 30, 2018		September 30, 2017
Fair Value:
Southwest	$43,219,674	26.97%	$15,159,327	13.94%
Northeast	28,157,182	17.57%	33,719,335	31.01%
International	27,323,409	17.05%	10,164,203	9.34%
Midwest	26,473,254	16.52%	11,254,681	10.35%
Southeast	19,785,567	12.35%	18,904,957	17.39%
West	15,301,865	9.54%	19,534,956	17.97%
Total	$160,260,951	100.00%	$108,737,459	100.00%

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

The composition of the Fund's portfolio by industry at cost and fair value as a percentage of total investments was as follows:

	September 30, 2018		September 30, 2017 (revised)		September 30, 2017 (as reported)
Cost: (1)		% of Total Investments		% of Total Investments		% of Total Investments
Oil & gas equipment & services	$19,754,599	12.41%	$—	—	—	—
Healthcare services	12,716,403	7.98%	6,538,024	5.59%	6,538,024	5.59%
Pharmaceuticals	11,587,824	7.27%	—	—	—	—
Electrical components & equipment	10,300,945	6.47%	—	—	—	—
Application software	9,597,441	6.02%	40,918,351	34.98%	15,319,673	13.10%
Research & consulting services	8,875,312	5.57%	—	—	—	—
IT consulting & other services	7,481,250	4.70%	8,141,224	6.96%	8,141,224	6.96%
Commodity chemicals	6,956,910	4.37%	—	—	—	—
Oil & gas storage & transportation	6,930,000	4.35%	—	—	—	—
Footwear	6,283,276	3.94%	6,338,479	5.42%	6,338,479	5.42%
Human resource & employment services	5,926,444	3.72%	—	—	—	—
Systems software	5,901,647	3.70%	—	—	—	—
Metal & glass containers	4,962,563	3.12%	—	—	—	—
Data processing & outsourced services	4,957,752	3.11%	—	—	7,790,262	6.66%
Diversified support services	4,955,038	3.11%	4,785,512	4.09%	10,717,585	9.16%
Restaurants	4,888,197	3.07%	4,938,077	4.22%	4,938,077	4.22%
Insurance brokers	4,767,629	2.99%	4,790,511	4.10%	8,702,709	7.44%
Specialty chemicals	4,295,307	2.70%	4,572,990	3.91%	4,572,990	3.91%
Trading companies & distributors	3,871,269	2.43%	3,912,198	3.34%	—	—
Personal products	3,382,166	2.12%	—	—	—	—
Aerospace & defense	2,970,428	1.86%	—	—	—	—
Computer & electronics retail	2,970,000	1.86%	7,790,262	6.66%	—	—
Integrated telecommunication services	2,925,338	1.84%	—	—	—	—
Interactive media & services	2,052,561	1.29%	2,073,617	1.77%	—	—
Advertising	—	—	2,933,633	2.51%	5,007,250	4.28%
Auto parts & equipment	—	—	1,821,822	1.56%	1,821,822	1.56%
Environmental & facilities services	—	—	4,883,735	4.17%	4,883,735	4.17%
Human resources & employment services	—	—	8,659,646	7.40%	8,659,646	7.40%
Internet software & services	—	—	—	—	19,666,605	16.81%
Specialized consumer services	—	—	3,880,408	3.32%	3,880,408	3.32%
Total	$159,310,299	100.00%	$116,978,489	100.00%	$116,978,489	100.00%
___________________

(1)
As of September 30, 2018, certain industry classifications were modified primarily as a result of changes to industry information provided by a third party source. Both the revised and previously reported industry classifications as of September 30, 2017 are disclosed above.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

	September 30, 2018		September 30, 2017 (revised)		September 30, 2017 (as reported)
Fair Value: (1)		% of Total Investments		% of Total Investments		% of Total Investments
Oil & gas equipment & services	$19,671,356	12.26%	$—	—	$—	—
Healthcare services	13,009,888	8.12%	—	—	—	—
Pharmaceuticals	11,660,475	7.28%	—	—	—	—
Electrical components & equipment	10,509,041	6.56%	—	—	—	—
Application software	9,487,423	5.92%	37,137,830	34.15%	15,362,667	14.13%
Research & consulting services	8,977,818	5.60%	—	—	—	—
IT consulting & other services	7,575,000	4.73%	8,099,417	7.45%	8,099,417	7.45%
Commodity chemicals	7,078,288	4.42%	—	—	—	—
Oil & gas storage & transportation	7,028,455	4.39%	—	—	—	—
Footwear	6,005,189	3.75%	6,306,422	5.80%	6,306,422	5.80%
Systems software	5,999,664	3.74%	—	—	—	—
Human resources & employment services	5,984,248	3.73%	8,659,223	7.96%	8,659,223	7.96%
Metal & glass containers	5,015,421	3.13%	—	—	—	—
Data processing & outsourced services	5,008,602	3.13%	—	—	7,840,800	7.21%
Diversified support services	4,985,590	3.11%	4,896,262	4.50%	10,722,488	9.86%
Insurance brokers	4,876,084	3.04%	4,901,639	4.51%	8,792,471	8.09%
Restaurants	4,777,500	2.98%	4,917,008	4.52%	4,917,008	4.52%
Specialty chemicals	4,330,288	2.70%	4,610,400	4.24%	4,610,400	4.24%
Trading companies & distributors	3,880,130	2.42%	3,890,832	3.58%	—	—
Personal products	3,412,500	2.13%	—	—	—	—
Aerospace & defense	3,006,570	1.88%	—	—	—	—
Computer & electronics retail	2,996,250	1.87%	7,840,800	7.21%	—	—
Integrated telecommunication services	2,982,855	1.86%	—	—	—	—
Interactive media & services	2,002,316	1.25%	2,064,786	1.90%	—	—
Advertising	—	—	3,030,000	2.79%	5,094,786	4.69%
Auto parts & equipment	—	—	1,825,054	1.68%	1,825,054	1.68%
Education services	—	—	—	—	—	—
Electronic equipment & instruments	—	—	—	—	—	—
Environmental & facilities services	—	—	4,947,255	4.55%	4,947,255	4.55%
Food distributors	—	—	—	—	—	—
Healthcare services	—	—	1,718,320	1.58%	1,718,320	1.58%
Healthcare technology	—	—	—	—	—	—
Integrated telecommunication services	—	—	—	—	—	—
Internet software & services	—	—	—	—	15,948,937	14.66%
Personal products	—	—	—	—	—	—
Specialized consumer services	—	—	3,892,211	3.58%	3,892,211	3.58%
Total	$160,260,951	100.00%	$108,737,459	100.00%	$108,737,459	100.00%
___________________

(1)
As of September 30, 2018, certain industry classifications were modified primarily as a result of changes to industry information provided by a third party source. Both the revised and previously reported industry classifications as of September 30, 2017 are disclosed above.

5. INTEREST INCOME

See Note 2 "Investment Income" for a description of the Fund's accounting treatment of investment income.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

As of September 30, 2018, there were no investments on non-accrual status. As of September 30, 2017, the Fund's investments in the first lien term loans of Ameritox Ltd. and Metamorph US 3, LLC were on cash non-accrual status. Cash non-accrual status is inclusive of other non-cash income.

6. SUBORDINATED NOTES AND EQUITY COMMITMENTS

The Members provide funding to the Fund in the form of subordinated notes and equity interests. The subordinated notes are junior in right of payment to the repayment of temporary contributions made by OCSI to fund investments of OCSI Glick JV that are repaid when GF Equity Funding and GF Debt Funding make their capital contributions and fund their subordinated notes, respectively, and the holders of senior debt, including the Deutsche Bank Facility. No distributions were declared by the Fund during the year ended September 30, 2018. The Fund declared distributions of $0.7 million during the year ended September 30, 2017. The Fund has elected to fair value the subordinated notes issued to both OCSI and GF Debt Funding.

The subordinated notes mature on October 20, 2021. As of September 30, 2017, the subordinated notes bore interest at rate of 3-month LIBOR plus 8.0% per annum. On June 29, 2018, the subordinated notes were amended, and as of September 30, 2018, the subordinated notes bore interest at rate of 3-month LIBOR plus 6.5% per annum. The interest expense related to these notes for the years ended September 30, 2018, 2017 and 2016 was $7.1 million, $6.6 million and $5.8 million, respectively, of which $2.5 million, $0.3 million and $0.0 million was PIK interest expense, respectively.

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2018:

	September 30, 2018
	OCSI (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000
Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$66,390,220	$9,484,317	$75,874,537
Undrawn subordinated notes commitments	12,359,780	1,765,683	14,125,463
Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$7,111,751	$1,015,964	$8,127,715
Equity commitments uncalled	1,638,249	234,036	1,872,285
Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$73,501,971	$10,500,281	$84,002,252

Fair value:
Subordinated notes	$58,512,170	$8,358,884	$66,871,054

As of September 30, 2018, the Fund did not have any unfunded commitments related to its investments.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2017:

	September 30, 2017
	OCSI (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000
Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$64,228,881	$9,175,554	$73,404,435
Undrawn subordinated notes commitments	14,521,119	2,074,446	16,595,565
Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$7,111,751	$1,015,964	$8,127,715
Equity commitments uncalled	1,638,249	234,036	1,872,285
Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$71,340,632	$10,191,518	$81,532,150

Fair value:
Subordinated notes	$57,606,674	$8,229,525	$65,836,199

As of September 30, 2017, the Fund had unfunded commitments of $1,061,646 related to one of its investments.

7. DEUTSCHE BANK FACILITY

On April 17, 2015, Funding, a consolidated wholly-owned bankruptcy remote, special purpose subsidiary, entered into a Loan Financing and Servicing Agreement (the "Credit Agreement") with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and each of the lenders from time to time thereto, in the amount of $200.0 million. On June 29, 2017, the Credit Agreement was assigned by Credit Suisse AG, Cayman Islands Branch to Deutsche Bank AG, New York Branch. The Deutsche Bank Facility is secured by all of the assets of Funding, and all of the Fund’s equity interest in Funding.

As of September 30, 2018, the Deutsche Bank Facility had a reinvestment period end date and maturity date of October 7, 2018 and October 7, 2023, respectively, and permitted borrowings of up to $125.0 million as of September 30, 2018. During the year ended September 30, 2018, the Deutsche Bank Facility was amended to (i) decrease the maximum permissible borrowings from $200 million to $125 million, (ii) extend the reinvestment period end date and maturity date to October 7, 2018 and October 7, 2023, respectively, and (iii) decrease the interest rate from the 3-month LIBOR plus 2.5% per annum with no LIBOR floor to the 3-month LIBOR plus 2.3% per annum with no LIBOR floor. The Deutsche Bank Facility was further amended on October 4, 2018 to extend the reinvestment period end and maturity date to January 7, 2019 and January 5, 2024, respectively.

The unused commitment fee rate was (i) 0.5% per annum (a) prior to March 10, 2018, if the unused portion was less than 65% of the maximum commitment as of such day, (b) after the expiration of the period set forth in clause (a) and prior to May 10, 2018, if the unused portion was less than 50% of the maximum commitment as of such day, and (c) thereafter, if the unused portion was less than 25% of the maximum commitment as of such day and (ii) otherwise, 0.75% per annum.

The Credit Agreement and related agreements governing the Deutsche Bank Facility require both Funding and the Fund to, among other things, (i) make representations and warranties regarding the collateral as well as each of its businesses, (ii) agree to certain indemnification obligations, and (iii) comply with various covenants, servicing procedures, limitations on acquiring and disposing of

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016 assets, reporting requirements and other customary requirements for similar credit facilities, including a prepayment penalty in certain cases. The Deutsche Bank Facility also includes usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of certain changes in control, and the failure to materially perform under the Credit Agreement and related agreements governing the Deutsche Bank Facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Fund’s liquidity, financial condition and results of operations.

As of September 30, 2018 and September 30, 2017, $94.3 million and $56.9 million, respectively, was outstanding under the Deutsche Bank Facility. The interest expense related to the Deutsche Bank Facility for the years ended September 30, 2018, 2017 and 2016 was $4.4 million, $4.5 million and $5.0 million, respectively, including coupon interest, unused fees and the amortization of deferred financing costs relating to the Deutsche Bank Facility.

8. RISKS

In the normal course of business, the Fund is exposed to market risk and credit risk on certain investments. Until such investments are sold or matured, the Fund is exposed to credit risk relating to whether the debt issuer will meet its obligation when it becomes due. Details of the Fund's investment portfolio as of September 30, 2018 are disclosed in the Fund's Consolidated Schedule of Investments.

The Fund borrows funds in order to increase the amount of its capital available for investment. The use of leverage can improve the return on invested capital; however, such use may also magnify the potential for loss on invested equity capital. If the value of the Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Fund not leveraged. Borrowings by the Fund are and will typically be secured by the Fund's securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures the Fund's obligations and if the Fund were unable to provide additional collateral, the credit facilities could liquidate assets to satisfy the Fund's obligations to the credit facilities. Liquidation in this manner could have adverse consequences. In addition, the amount of the Fund's borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on the Fund's profitability.

The Fund is exposed to counterparty risk in connection with the Deutsche Bank Facility, which is the risk that the counterparty may not perform in accordance with the contractual provisions.  If Deutsche Bank AG, New York Branch were to become insolvent, or otherwise unable to fund advances under the Deutsche Bank Facility, the Fund may not be able to make additional investments which could adversely affect the operating performance of the Fund.

Economic recessions or downturns may result in a prolonged period of market illiquidity which could have a material adverse effect on the Fund's business, financial condition and results of operations. Unfavorable economic conditions also could increase the Fund's costs, limit the Fund's access to the capital markets or result in a decision by lenders not to extend credit to the Fund. These events could limit the Fund's investment purchases, limit the Fund's ability to grow and negatively impact its operating results.

The Fund has two Members.  Each Member has the ability under the LLC Agreement to dissolve the Fund with 90 days' written notice to the other Member.  In this event, the Fund would undertake an orderly liquidation process which could adversely affect the amount of liquidation proceeds and/or net asset value in the case of illiquid investments with limited external interest.

9. MEMBERS' CAPITAL

The Fund establishes a capital account on its books for each Member. The initial balance of a Member capital account is equal to the amount contributed by such Member and is adjusted to reflect, among other things, distributions to such Member and such Member's share of net profits and losses.

Contributions received are credited to Members' capital and distributions are reductions from the Members' capital account on the effective dates.

10. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

OCSI Glick JV LLC
Notes to Consolidated Financial Statements
September 30, 2018, 2017 (not covered by the auditor's report) and 2016

11. SUBSEQUENT EVENTS

The Fund's Members have evaluated subsequent events through December 19, 2018, the date these Consolidated Financial Statements were available to be issued, and determined that there were no subsequent events that occurred during such period that would require recognition or disclosure in the Consolidated Financial Statements, except as previously disclosed in the notes to the financial statements.